Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: William Rex, Pres & CEO
or Investor Relations at
Rexhall Industries, Inc. (661) 726-0565

REXHALL INDUSTRIES ANNOUNCES SECOND QUARTER RESULTS

LANCASTER, California, August 16, 2004 – Rexhall Industries, Inc. (NASDAQ: REXL) today reported its financial results for its second quarter ended June 30, 2004. Net revenues for the second quarter decreased 48% to
$5,031,000 from $9,642,000 for the second quarter of 2003. Net revenues for the first six months of 2004 decreased 57% to $9,810,000 from $22,588,000 for the same period in 2003. Gross profit for the second quarter was $438,000 versus $1,259,000 for the second quarter of 2003. For the first six months of 2004, gross profit was $930,000 versus $2,861,000 for the same period last year, which is a 68% decrease. Net loss for the second quarter was $863,000 or $.15 per diluted share, compared to a net loss of $282,000 or $.05 per diluted share for the second quarter of 2003. Net loss for the first six months of 2004 was $1,292,000, or $0.22 per diluted share, compared to a net loss of $338,000 or $0.06 per diluted share for the first six months of 2003.

Commenting on the second quarter, William Rex, Rexhall’s President and CEO said: “Although the second quarter was disappointing and discouraging, Rexhall is “’down but not out’.” In the last year we have watched our sales dwindle while our dealers sold off their inventory without replacing it, thereby voiding any exclusivity in their dealer agreements. Though this has been painful, it now gives us the opportunity to establish multiple dealers in large territories.”

Continuing, Mr. Rex said, “In July, we hired a seasoned veteran as our new General Sales Manager to implement and lead an aggressive campaign to initiate new dealerships primarily concentrating in the 11 Western states. This concentration will offer the Company the opportunity to make a strong effort seeking to earn back a portion of the market, which it has lost over the last few years. Among our new General Sales Manager’s responsibilities is to recruit three new experienced [regional] sales representatives to prospect for new dealers in the 11 Western states, service our current dealers, and also supervise our representative in Florida.”

I would like to thank you for your continued support.

REXHALL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2004	December 31, 2003

ASSETS
CURRENT ASSETS
Cash	$332,000	$1,883,000
Accounts Receivables, net	1,139,000	1,332,000
Income Tax Receivable	606,000	551,000
Inventories	16,076,000	17,848,000
Deferred Income Taxes	159,000	124,000
Other Current Assets	177,000	265,000

TOTAL CURRENT ASSETS	$18,489,000	$22,003,000
Property and Equipment at Cost Net of Accumulated Depreciation	4,274,000	4,613,000
Property Held for Sale	1,390,000	1,189,000
Other Assets	194,000	194,000

TOTAL ASSETS	$24,347,000	$27,999,000

LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$1,899,000	1,836,000
Chassis Vendor Lines of Credit	2,185,000	4,432,000
Notes Payable and Current Portion of Long-Term Debt	54,000	54,000
Accrued Warranty	475,000	980,000
Accrued Legal	1,732,000	1,594,000
Accrued Dealer Incentives	397,000	384,000
Other Accrued Liabilities	1,317,000	1,102,000
Accrued Compensation and Benefits	276,000	280,000

TOTAL CURRENT LIABILITIES	8,335,000	10,662,000

Long-Term Debt, less Current Portion	909,000	942,000

TOTAL LIABILITIES	9,244,000	11,604,000

STOCKHOLDERS' EQUITY
Preferred Stock - no par value,
Authorized, 1,000,000 shares; none issued	—	—
Common Stock - no par value,
Authorized, 10,000,000 shares; issued and outstanding
5,872,700 at June 30, 2004
and 5,872,700 December 31, 2003	5,580,000	5,580,000
Retained Earnings	9,523,000	10,815,000

TOTAL STOCKHOLDERS' EQUITY	15,103,000	16,395,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,347,000	$27,999,000

REXHALL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Six Months Ended
	June 30, 2004	June 30, 2003

Net Revenues	$9,810,000	$25,588,000
Cost of Sales	8,880,000	19,727,000

Gross Profit	$930,000	$2,861,000
Operating Expenses:
Selling, General, Administrative Expenses and Other Expenses	2,224,000	3,416,000

Income/(Loss) before Income Taxes	(1,294,000)	(555,000)

Income Tax Expense/(Benefit)	2,000	217,000

Net Income/(Loss)	$(1,292,000)	$(338,000)

Basic and Diluted Income/(Loss) - Per Share	$(0.22)	$(0.06)

Weighted Average Shares Outstanding Basic and Diluted	5,872,700	5,872,700

Rexhall Industries, Inc. (www.rexhall.com) designs, manufactures and sells various models of Class A motorhomes used for leisure travel and outdoor activities. Rexhall’s lines of Class A motorhomes are sold through dealer locations across the U.S., Canada and Europe and include RoseAir™, RexAir®, Aerbus™, Vision™ and American Clipper™.

FORWARD-LOOKING STATEMENTS: Statements of our intentions or plans made in this press release are “forward-looking statements” based on assumptions and on facts known to us today and are subject to risks and uncertainties. For example, our plans and efforts regarding Rexhall’s campaign to concentrate on and seek to add new dealers in the 11 Western States are forward looking statements. There can be no assurance that our campaign will be successful, that we will successfully recruit the necessary sales representatives to implement our campaign, that we will add new dealerships or maintain or increase sales from existing dealerships, or that we that we will otherwise maintain or increase revenues. If we fail to add dealers through our planned campaign or if we otherwise fail to increase sales, we will suffer future losses.

Rexhall’s actual results could differ materially from those projected in the forward-looking statements contained in this press release. In addition to the risks discussed above, investors should also review the risk factors described in more detail in our most recent SEC reports available free of charge at www.rexhall.com or from the SEC at www.sec.gov. Rexhall Industries Inc. assumes no obligation to update the forward-looking statements contained in this press release.

For further information regarding risks and uncertainties associated with Rexhall’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Certain Risk Factors That Could Affect Future Results” of Rexhall’s SEC filings, including, but not limited to, its Quarterly Report on Form 10-Q for the six months ended June 30, 2004, copies of which may be requested by contacting Rexhall’s Investor Relations Department either by mail at our corporate headquarters, by telephone at 661-726-0565 or from our website at www.rexhall.com.